EXHIBIT 99.1


For more information, please contact:          For Immediate Release

         Angela Curran
         ImageX, Inc.
         (425) 576-7036
         angela.curran@imagex.com


                     WAYNE PERRY RESIGNS AS IMAGEX DIRECTOR

KIRKLAND, Wash. - September 18, 2002 - ImageX (R), Inc. (NASDAQ: IMGX), the leading provider of online solutions for managing, producing and distributing sales and marketing materials, today announced that Wayne M. Perry, a director since December 1999, has resigned, effective today. Perry said he decided to resign from the ImageX Board as well as the Board of AT&T Wireless to focus his energies on serving as Chief Executive Officer of Edge Wireless, LLC, a regional wireless carrier. Following Perry's departure, ImageX will have six Directors, including five outside directors. The company said it intends to identify a new independent director to fill Perry's seat over the next few months. President and CEO Rich Begert thanked Perry for his "service and leadership in guiding ImageX during a time of significant growth."

     "Rich and his team have built a terrific company," said Perry. "I intend to remain a long-term holder of ImageX shares and believe that the Company is well-poised to deliver on its promise."

ABOUT IMAGEX

     Founded in 1995 and based in Kirkland, Wash., ImageX (Nasdaq: IMGX) is the leading provider of online solutions for distributing, managing and producing sales and marketing materials. With six patents issued and more than 40 patents pending, the company's advanced technology reduces costs related to procuring branded communications materials. ImageX's blue chip customer base includes AT&T, Automatic Data Processing (ADP), CB Richard Ellis, GE, Kraft, Merck and Co., Liz Claiborne and many others. More information on the company and its services can be obtained from http://www.imagex.com or by calling (877) 682-0880.

                                      # # #

                 Registered trademarks and service marks are the
                      property of their respective owners.

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on the opinions and estimates of management only as of the date of this release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in ImageX's registration statements and periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 filed on April 1, 2002 and its Form 10-Q for quarter ended June 30, 2002 filed on August 9, 2002. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. ImageX undertakes no obligation, except as required by securities laws, to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.